UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2020

MASTECH DIGITAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

001-34099	26-2753540
(Commission File Number)	(IRS Employer Identification No.)

1305 Cherrington Parkway, Suite 400 Moon Township, PA	15108
(Address of Principal Executive Offices)	(Zip Code)

(412) 787-2100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MHH	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Acquisition of AmberLeaf Partners, Inc.

On October 1, 2020 (the “Closing Date”), Mastech Digital, Inc. (the “Company”), through its wholly-owned subsidiary, Mastech Digital Data, Inc. (“Buyer”), completed the acquisition of all of the outstanding shares of capital stock of AmberLeaf Partners, Inc. (“AmberLeaf”), a Chicago-based customer experience consulting company (the “Acquisition”). The Acquisition was made pursuant to the terms of the Share Purchase Agreement among Buyer, AmberLeaf and the shareholders of AmberLeaf party thereto (the “Purchase Agreement”). The Acquisition was previously disclosed in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on October 2, 2020.

As previously disclosed, Buyer paid at the closing of the Acquisition $9.5 million in cash, subject to customary adjustments, for the shares of AmberLeaf (the “Closing Date Payment”).

Pursuant to the terms of the Purchase Agreement, Buyer is also required to pay to the shareholders of AmberLeaf $4.5 million in deferred cash payments, contingent upon AmberLeaf achieving specific revenue and EBITDA targets during the period beginning on January 1, 2021, and ending on December 31, 2022, as described more fully in the Purchase Agreement.

The Company funded the Closing Date Payment using borrowings under the Credit Agreement (discussed below).

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement filed herewith as Exhibit 10.1 which is incorporated herein by reference.

Third Amendment to Credit Agreement

On the Closing Date, the Company entered into (i) a Third Amendment (the “Third Amendment”) to its Credit Agreement, dated as of July 13, 2017, and amended by that certain First Amendment, dated as of November 14, 2017, and Second Amendment, dated as of April 20, 2018 (the “Credit Agreement”), by and among the Company, certain of its subsidiaries (collectively with the Company, the “Company Entities”), PNC Bank, National Association, as administrative agent, swing loan lender and issuing lender, PNC Capital Markets LLC, as sole lead arranger and sole bookrunner, and certain financial institutions party thereto as lenders (“PNC”); and (ii) a term loan facility for certain of the Company Entities by PNC (the “Term Loan Facility”).

The Third Amendment amends the Credit Agreement by, among other things, (i) increasing the aggregate commitment amount of the revolving credit facility to the Company Entities (the “Revolving Credit Facility”) to $30 million; (ii) providing for the Term Loan Facility in the aggregate amount of $17.5 million, a portion of the proceeds of which repaid in full the term loan outstanding under the Credit Agreement prior to the Closing Date; (iii) providing for an increase to the total aggregate commitment amount of the Term Loan Facility and revolving credit facility to the Company Entities in an aggregate amount not to exceed $15 million, upon satisfaction of certain conditions; and (iv) amending the financial covenant in the Credit Agreement related to the Company’s Fixed Charge Coverage Ratio (as defined in the Credit Agreement) by increasing the minimum permitted Fixed Charge Coverage Ratio for each of the fiscal quarters ending on or after to September 30, 2020.

The foregoing summary of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment and the Credit Agreement. The Third Amendment is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the terms of the Third Amendment set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

(d)	Exhibits.

10.1	Share Purchase Agreement, dated October 1, 2020, by and among Mastech Digital Data, Inc., AmberLeaf Partners, Inc., and its shareholders, Lawrence F. Goldman and Don Steffen.

10.2

Third Amendment to Credit Agreement and Joinder Agreement, dated as of October  1, 2020, by and among Mastech Digital, Inc. Mastech Digital Alliances, Inc., Mastech Digital Resourcing, Inc., Mastech Digital Data, Inc., Mastech InfoTrellis, Inc., Mastech InfoTrellis Digital, Ltd., Mastech Digital Services, Inc., Mastech Digital Solutions, Inc., Mastech Digital Consulting, Inc., Mastech Digital InfoTech, Inc., and AmberLeaf Partners, Inc., PNC Bank, National Association, and certain other financial institutions party thereto as lenders, and PNC Bank, National Association, in its capacity as administrative agent for the lenders thereto.

*

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to these agreements have not been filed. Mastech Digital, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTECH DIGITAL, INC.

By:	/s/ John J. Cronin
Name:	John J. Cronin
Title:	Chief Financial Officer

October 6, 2020